LIN BROADCASTING CORPORATION
                              5295 Carillon Point
                              Kirkland, WA  98033
                                 (206) 828-1902
                              (206) 828-1900 (FAX)

                                                           FOR IMMEDIATE RELEASE

                           LIN BROADCASTING ANNOUNCES
                  REDEMPTION OF SUBSIDIARY'S PREFERRED STOCK,
                ACQUISITION OF ADDITIONAL INTERESTS IN NEW YORK


KIRKLAND, Wash., June 24, 1994 - LIN Broadcasting Corporation (NASDAQ:
LINB) today announced that its subsidiary LCH Communications, Inc. has redeemed all of the outstanding redeemable Preferred Stock of LCH held by Comcast Cellular Communications, Inc., a subsidiary of Comcast Corporation, in exchange for all of the capital stock of a subsidiary of LCH Communications, whose assets consist primarily of LIN's 49.99% interest in the Philadelphia "Block A" cellular system and its interest in GuestInformant (a publisher of advertiser-supported hard cover magazines placed in hotel rooms). In connection with the redemption, the LCH Communications subsidiary and Comcast Cellular agreed to a settlement of the pending litigation between the two companies with respect to their interests in the Philadelphia system.

     In unrelated transactions, LIN announced that it has acquired additional interests in the New York "Block A" cellular system and $100% of the Litchfield County, Connecticut "Block A") cellular system. LIN now owns approximately 98.33% of the New York system.

     LIN Broadcasting Corporation is engaged in cellular telephone operations and television broadcasting. LIN has major ownership interests in cellular telephone systems serving the metropolitan areas of New York City, Los Angeles, Dallas-Ft. Worth, Houston and Galveston. LIN also owns seven network-affiliated television stations. McCaw Cellular
Communications, Inc. owns approximately 52% of LIN.


Contacts:

Media:    Todd Wolfenbarger
          Director of Corporate Communications
          McCaw Cellular Communications, Inc.
          (206) 828-1851
          (206) 660-5704 (cellular)

Investors/       Donald Guthrie
Analysts: Senior Vice President - Finance
          LIN Broadcasting Corporation
          (206) 828-1902

          Lisa La Magna
          Abernathy MacGregor Scanlon
          (212) 371-5999